 Freedom Environmental Services, Inc.
11372 United Way
Orlando, Florida 32824
 (407) 905-5000

November 17, 2010

VIA EDGAR

Securities and Exchange Commission
100 F Street, N.W.
Division of Corporate Finance
Washington, D.C. 20549

Re:	Form 8-K Filed November 10, 2010 File #000-53388

Dear Mr. Gordon:

We have received the Exhibit 16.1 response letter from the auditor and have filed this letter in an amended Form 8-K/A.

The Company hereby acknowledges:

•           The Company is responsible for the adequacy and accuracy of the disclosure in the filings;

•           Staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filing; and

•           The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely,

/s/ Michael Borish
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Michael Borish
Chief Executive Officer